UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 20, 2011

AEROGROW INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50888	46-0510685
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

6075 Longbow Dr. Suite 200, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (303) 444-7755

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 20, 2011, AeroGrow International, Inc. (“AeroGrow” or the “Company”) entered into a Warehouse Services Agreement (the “Agreement”) with Wildernest Logistics Solutions, Inc. (“WLS”) pursuant to which AeroGrow engaged WLS to provide warehousing, assembly, fulfillment, and distribution services out of a facility located in Mexico, Missouri.  The Agreement has an initial term of three years, with automatic one year renewals thereafter.  The Agreement can be terminated earlier by either party following a breach of the Agreement not cured within 30 days, or upon 90 days prior written notice at any time.  The Company intends to close its company-operated warehouse and assembly facility in Indianapolis, Indiana and shift all of the functions previously performed at that facility to the WLS-operated facility in Missouri.

Item 3.03 Material Modifications to Rights of Security Holders.

A.            8% Convertible Notes:

On April 20, 2011, a majority in interest of the holders of the 8% Subordinated Secured Convertible Promissory Notes (the “8% Notes”) issued by the Company consented to certain changes in the terms and conditions of the 8% Notes.  The approval of a majority in interest of the holders is sufficient to amend the terms of the 8% Notes.  The changes to the terms and conditions of the 8% Notes are contingent upon the Company consummating the joint venture transaction (the “Joint Venture”) anticipated by a Transaction Agreement entered into with Cyrano Partners, LLC and AG Worldwide, LLC (“AG Worldwide”), a wholly owned subsidiary of Cyrano Partners, LLC, on April 12, 2011, and disclosed in a Form 8-K filed by the Company with the Securities and Exchange Commission on April 18, 2011.  A majority in interest of the 8% Note holders also consented to the consummation of the Joint Venture by the Company.

The following changes will be made to the terms of the 8% Notes and warrants to purchase common stock of the Company that were issued with the 8% Notes (the “Warrants”) on the date the Joint Venture is consummated (the “Effective Date”):

1.
Payment.  Principal and interest payments will be deferred for twelve months following the Effective Date.  Beginning in the thirteenth month following the Effective Date, monthly payments will be made to the 8% Note holders equal to 50% of AeroGrow cash receipts from the amortization of a secured note the Company will hold from AG Worldwide, plus 75% of all other distributions to AeroGrow from AG Worldwide.  In no event, however, will an aggregate monthly payment be less than $100,000.  The Company will no longer have the option to pay interest in additional 8% Notes or in registered common stock of the Company.  Interest shall be payable in cash only.

2.	Maturity Date. The Maturity Date of the 8% Notes shall be extended by two years to May 6, 2015.

3.
Conversion Price.   The conversion price at which the 8% Notes are convertible into common stock of the Company shall be reduced to $0.05 per share from $0.10 per share.  As of April 25, 2011, the aggregate amount of 8% Notes outstanding is $6,796,395.

4.
Modification of Warrants.   On the Effective Date the exercise price of the Warrants shall be reduced to $0.10 per share from $0.20 per share.  All other terms and conditions of the Warrants shall remain unchanged.  As of April 25, 2011, there are approximately 82.7 million Warrants that will be affected by the reduction in the exercise price.

B.           Series A Convertible Preferred Stock:

On April 20, 2011, a majority of the holders of the Series A Convertible Preferred Stock (the “Series A Preferred”) issued by the Company consented to certain changes in the terms and conditions of the Series A Preferred contingent upon the Company consummating the Joint Venture.  The approval of a majority of the Series A Preferred shareholders is sufficient to amend the terms of the Series A Preferred.  The majority of the Series A Preferred shareholders consented to a reduction in the price at which the Series A Preferred converts into common stock of the Company to $0.14 per common share, effective on the Effective Date, and consented to the consummation of the Joint Venture by the Company.

C.           15% Convertible Notes:

On April 26, 2011, the holders of a majority in interest of the 15% Secured Convertible Promissory Notes (the “15% Notes”) issued by the Company consented to certain changes in the terms and conditions of the 15% Notes contingent upon the Company consummating the Joint Venture.  The following changes will be made to the terms of the 15% Notes on the Effective Date:

1.
Payment.  Principal and interest payments will be deferred for six months following the Effective Date.  Beginning in the seventh month following the Effective Date, monthly payments will be made to the 15% Note holders equal to 10% of the Company’s cash receipts from AG Worldwide.

2.	Maturity Date. The final maturity date of the 15% Notes shall be extended to March 31, 2013 from the current July 28, 2011.

Portions of this report may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AeroGrow International, Inc.

DATED: April 26, 2011	By:	/s/ H. MacGregor Clarke
H. MacGregor Clarke
Chief Financial Officer and Treasurer